Exhibit 99.2

[GRAPHIC OMITTED]                                       NEWS RELEASE


Media Contact: William H. Galligan, 816-983-1551, William.h.galligan@kcsr.com

         KCS Announces Payment for Tenders from Holders of 97% of KCSM's
                          10.25% Senior Notes Due 2007

Kansas City,  Missouri,  November 21, 2006 - Kansas City Southern ("KCS") (NYSE:
KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de Mexico, S.A. de C.V. (formerly known as TFM, S.A. de C.V.) has accepted for purchase tenders equal to approximately US$146.0 million principal amount of its 10.25% Senior Notes due 2007 (CUSIP Nos. 872402AC6 and P91415AA0) (ISIN Nos. US872402AC69 and USP91415AA09) (the "2007 Senior Notes"). The 2007 Senior Notes accepted for purchase were tendered on or prior to the Expiration Time of midnight New York City time, November 20, 2006 (the "Expiration Time"), pursuant to the previously announced tender offer and consent solicitation for the 2007 Senior Notes. The terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement dated as of October 23, 2006 (the "Statement").

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the terms and conditions described in the Statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and the "Cautionary Information" sections of KCS' Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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